Exhibit 10.3

Stock Option Grant Agreement

2009 McDermott International, Inc. Long-Term Incentive Plan

On March 5, 2012 (the “Date of Grant”) the Compensation Committee of the Board of Directors (the “Committee”) of McDermott International, Inc. (the “Company”) selected you to receive a grant of Non-Qualified Stock Options (the “Option”) under the Company’s 2009 McDermott International, Inc. Long-Term Incentive Plan (the “Plan”). The provisions of the Plan are incorporated herein by reference.

Any reference or definition contained in this Stock Option Grant Agreement (this “Agreement”) shall, except as otherwise specified, be construed in accordance with the terms and conditions of the Plan and all determinations and interpretations made by the Committee with regard to any question arising hereunder or under the Plan shall be binding and conclusive on you and your beneficiaries, estate or personal representatives. The term “Company” as used in this Agreement with reference to employment shall include subsidiaries of McDermott. Whenever the words “you” or “your” are used in any provision of this Agreement under circumstances where the provision should logically be construed to apply to any beneficiary, estate, or personal representative to whom any rights under this Agreement may be transferred by will or by the laws of descent and distribution they shall be deemed to include any such person or estate. This Agreement shall be subject to the Company’s Clawback Policy, which is attached hereto as Exhibit A and is incorporated herein by reference.

Subject to the provisions of the Plan, the terms and conditions of this grant are as follows:

1.	Number and Price of Option. The Company grants to you the option to purchase from the Company at the price of $14.44 per share up to, but not exceeding in the aggregate, the number of shares of the McDermott’s Common Stock (the “Common Stock”), as shown on the Notice of Grant dated March 5, 2012, which is incorporated herein by reference, and as explained hereinafter and in the Plan.

2.	Option Term. The Option has a term of seven (7) years from the Date of Grant (the “Option Term”).

3.	Vesting of Option. Subject to the “Forfeiture of Option” paragraph below, the Option does not provide you with any rights or interest therein until it vests and becomes exercisable in one-third (1/3) increments on the first, second and third anniversaries of the Date of Grant. The portion of the Option which is or becomes exercisable at the time of termination of employment with the Company continues to be exercisable until terminated in accordance with Paragraph 6 below.

Prior to the third anniversary of the Date of Grant, any unvested portion of the Option shall become vested and exercisable on the earliest to occur of: (1) the date of termination of your employment with the Company due to death, (2) your disability (as defined in the Plan) or (3) the date a change in control (as defined in the Plan) occurs.

If your employment is terminated prior to the third anniversary of the Date of Grant due to an involuntary termination of employment with the Company due to a Reduction in Force, 25% of the then-unvested portion of the Option will become vested and exercisable provided your termination date is on or after the first anniversary of the Date of Grant, or 50% of the-then unvested portion of the Option will become vested and exercisable provided your termination date is on or after the second anniversary of the Date of Grant. For purposes of this Agreement, a “Reduction in Force” shall mean a termination of employment with the Company due to elimination of a previously required position or previously required services, or due to the consolidation of departments, abandonment of facilities or offices, technological change or declining business activities, where such termination is intended to be permanent; or under other circumstances which the Committee, in accordance with standards uniformly applied with respect to all similarly situated employees, designates as a reduction in force.

4.	Forfeiture of Option. Any portion of the Option which is not and does not vest and become exercisable at your termination of employment with the Company for any reason shall, coincident therewith, terminate and be of no further force or effect.

In the event that, while you are employed by the Company or are performing services for or on behalf of the Company under any consulting agreement, (a) you are convicted of (i) a felony or (ii) misdemeanor involving fraud, dishonesty or moral turpitude, or (b) you engage in conduct that adversely effects or may reasonably be expected to adversely affect the business reputation or economic interests of the Company, as determined in the sole judgment of the Committee, then the then unexercised portion of the Option awarded to you under this Agreement shall terminate and shall have no further force or effect immediately upon (1) notice to the Committee of a conviction pursuant to (a) above or (2) final determination by the Committee pursuant to (b) above. In addition, your right to exercise the Option may be suspended during any inquiry regarding any such acts pending a final determination by the Committee.

5.	How to Exercise. Charles Schwab & Co., Inc. (“Schwab”) currently administers the Company’s stock plans and you must exercise your Option with Schwab. You have two ways to exercise your Option through Schwab:

1.	Online – http://equityawardcenter.schwab.com; or

2.	Telephone – 1-800-654-2593.

Certain restrictions apply if you are a Section 16 insider or are a Person Subject to the Window Period as defined in the Company’s Insider Trading Policy (Policy No. 0201-008). The Committee may change Plan administrators or exercise procedures from time to time. You will be notified of such changes, as applicable.

6.	Termination of Option. The Option, which shall become exercisable as provided in paragraphs 3 and 4 above, shall terminate and be of no further force or effect as follows:

(a)	If your employment with the Company terminates during the Option Term by reason of a Reduction in Force or disability (as defined in the Plan), the then unexercised portion of the Option shall terminate and have no further force or effect upon the expiration of the Option Term;

(b)	If your employment with the Company terminates during the Option Term by reason of death, the then unexercised portion of the Option shall terminate and have no further force or effect three (3) years after the date of death, or upon the expiration of the Option Term, whichever occurs first;

(c)	If your employment with the Company terminates during the Option Term for any other reason, the then unexercised portion of the Option shall terminate and have no further force or effect upon the expiration of twelve (12) months after your termination of employment or the expiration of the Option Term, whichever occurs first;

(d)	If you continue in the employ of the Company through the Option Term, the then unexercised portion of the Option shall terminate and have no further force or effect upon the expiration of the Option Term.

7.	Who Can Exercise. During your lifetime, the Option shall be exercisable only by you. No assignment or transfer of the Option, whether voluntary or involuntary, by operation of law or otherwise, except by will or the laws of descent and distribution or pursuant to a Qualified Domestic Relations Order, shall vest in the assignee or transferee any interest whatsoever.

8.

Securities and Exchange Commission Requirements. If you are a Section 16 insider, this type of transaction must be reported on a Form 4 before the end of the second (2nd) business day following the Date of Grant. Please be aware that if you intend to reject the grant, you should do so immediately after the Date of Grant to avoid potential Section 16 liability. Please advise Dennis Edge and Kim Wolford immediately by e-mail, fax or telephone call if you intend to reject this grant. Absent such notice of rejection, the Company will prepare and file the required Form 4 on your behalf within the required two (2) business day deadline. If Section 16 applies to you, you are also subject to Rule 144. This Rule is applicable only when the shares are sold, so you need not take any action under Rule 144 at this time.

If you are currently subject to these requirements you will have already been advised of your status. If you become a Section 16 insider at some future date, reporting will be required in the same manner noted above.

9.	Taxes. You will recognize income upon the exercise of the Option in accordance with the tax laws of the jurisdiction that is applicable to you. You agree to promptly pay to the

Company the amount of income tax which the Company is required to withhold in connection with the income realized by you in connection with this grant and, unless prohibited by applicable law, that you hereby authorize the Company to withhold such amount, in whole or in part, from subsequent salary payments, without further notice to you. State income tax and FICA withholding may also be required and will be withheld in the same manner. From time to time, the Committee may, in its sole discretion, determine to satisfy any statutory minimum withholding obligation by another method permitted by the Plan.

10.	Other. Neither the action of the Company in establishing the Plan, nor any action taken by it, by the Committee or the Board of Directors under this Plan nor any provisions of this Agreement shall be construed as giving to you the right to be retained in the employ of the Company.

Exhibit A

POLICY & PROCEDURE NO. 1405-003 -------- EFFECTIVE DATE: 03/01/11

SUBJECT:	Clawback Policy

AFFECTS:	McDermott International, Inc. and its subsidiaries and affiliated companies (hereinafter referred to as “the Company”)

PURPOSE:	To comply with the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) or any other “clawback” provision required by law or the New York Stock Exchange.

GENERAL:	On July 21, 2010, the Dodd-Frank Act was signed into law, which requires the Securities and Exchange Commission to issue final rules which require issuers to develop and implement a policy providing for the “clawback” of certain compensation. This policy expresses the Company’s intent to comply with the Dodd-Frank Act or any other “clawback” provision required by applicable law or regulation.

POLICY:	The Company shall seek to recover any incentive-based award granted to any executive officer of the Company as required by the provisions of the Dodd-Frank Act or any other “clawback” provision required by law or the listing standards of the New York Stock Exchange.

The Company may amend this policy at any time as necessary.

Interpretation Contact for the above policy is the Senior Vice President, Chief Administration Officer and Senior Vice President, General Counsel and Corporate Secretary.